Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 SCMedia@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports First Quarter 2016 Results
Dallas, TX (April 27, 2016) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for first quarter 2016 of $201 million, or $0.56 per diluted common share, down 19 percent from first quarter 2015 net income of $246 million, or $0.69 per diluted common share. Adjusted net income for the first quarter 2016 is $213.4 million, or $0.59 per diluted common share excluding, an impairment on intangible assets1.
First Quarter 2016 Key Highlights (variances compared to first quarter 2015):

•	Net finance and other interest income of $1.3 billion, up 11%

•	Total auto originations of $6.8 billion

•	Chrysler Capital lease originations of $1.6 billion, up 5%

•	Chrysler Capital retail originations of $2.5 billion, up 1%

•	Core retail auto originations of $2.6 billion, down 15%

•	Total asset sales of $1.7 billion

•	Including $869 million of personal installment loans

•	Serviced for others portfolio of $14.2 billion, up 27%

•	Average managed assets of $53.2 billion, up 19%

•	Common equity tier 1 (CET1) ratio of 12.0%, up 190 basis points

“We remain focused on executing our strategy of expanding our vehicle finance platform, creating opportunities in our serviced for others platform, diversifying our funding sources and maintaining a strong capital position. Consistent with our decision to exit the personal lending business, we are pleased that we recently completed the sale of our personal installment loan portfolio,” said Jason Kulas, President and Chief Executive Officer.

Mr. Kulas continued, “During the first quarter, we continued to monitor credit and maintain disciplined underwriting standards in a competitive environment, which led to a decline in market share in nonprime originations. As a well established players in the market, we have demonstrated strong and stable performance through cycles.”
Finance receivables, loans and leases, net2, increased 2.6 percent, to $33.7 billion at March 31, 2016, from $32.9 billion at December 31, 2015. Net finance and other interest income increased 11 percent to $1.3 billion in the first quarter 2016 from $1.1 billion in the first quarter 2015, driven by 13 percent growth in the average portfolio. SC’s average APR as of the end of the first quarter 2016 for retail installment contracts held for investment was 16.7 percent, down from 16.8 percent as of the end of the fourth quarter 2015 and up from 16.6 percent as of the end of the first quarter 2015.

The allowance ratio3 increased to 12.4 percent as of March 31, 2016, from 12.3 percent as of December 31, 2015 primarily driven by the increase in qualitative reserves for the population of loans with limited bureau attributes. Provision for credit losses increased to $707 million in the first quarter 2016, from $675 million in the first quarter 2015.

1 For a reconciliation from GAAP to this non-GAAP measure, see Reconciliation of Non-GAAP Measures in Table 8 of this release.
2 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
3 Excludes purchased receivables portfolio and finance receivables held for sale.

In the first quarter 2016, SC recorded net investment losses of $73 million, compared to investment gains of $21 million in the first quarter 2015. The current period losses were primarily driven by $68 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, including $101 million in customer default activity offset by a $33 million benefit from change in market discount. In the first quarter 2015, personal lending activity was not included in net investment gains (losses) as the portfolio was held for investment at that time.

SC’s individually acquired retail installment contracts (RIC) net charge-off ratio and delinquency ratio increased to 8.2 percent and 3.1 percent, respectively, for the first quarter 2016 from 6.1 percent and 2.9 percent, respectively, for the first quarter 2015. The increases are driven by mix shift, slower portfolio growth than the prior year first quarter, lower recovery rates and less benefit from recent bankruptcy sales compared to the first quarter 2015.

During the quarter, SC incurred $310 million of operating expenses, up 26 percent from $245 million in the first quarter 2015. Adjusted for a $20 million impairment on intangible assets expense,4 operating expenses were $290 million, up 18 percent, as expected, which is in line with average managed asset portfolio growth of 19 percent. SC produced a 2.3 percent expense ratio for the quarter, or 2.2 percent (adjusted for an impairment of intangible assets4), in line with 2.2 percent expense ratio in the same period last year.

“In the first quarter, we continued to grow our average managed asset portfolio, to $53.2 billion. Managing expenses is a primary focus as we continue to grow our managed assets portfolio and invest in the platform, as evidenced by our competitive expense ratio. SC also continued to demonstrate consistent access to the capital markets, executing two securitizations totaling $1.6 billion in bonds issued and sold,” said Izzy Dawood, Chief Financial Officer.

In line with SC’s strategy to leverage its scalable servicing platform and increase servicing fee income, SC executed asset sales of $860 million during the first quarter through existing loan sale programs under which it retains servicing. Servicing fee income totaled $44.5 million in the first quarter 2016, up 79 percent from $24.8 million in the first quarter 2015, primarily due to the increase in the portfolio of loans and leases serviced for others to $14.2 billion as of March 31, 2016, up from $11.2 billion as of March 31, 2015.

4 For a reconciliation from GAAP to this non-GAAP measure, see Reconciliation of Non-GAAP Measures in Table 8 of this release.

Conference Call Information
SC management will host a conference call and webcast to discuss the first quarter results and other general matters at 9 a.m. Eastern Time on Wednesday, April 27, 2016. The conference call will be accessible by dialing 888-417-8462 (U.S. domestic), or 719-325-2337 (international), conference ID 4286748. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q1 2016 Earnings Call. Additionally there will be several slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 877-870-5176 (U.S. domestic), or 858-384-5517 (international), conference ID 4286748, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through April 27, 2017. An investor presentation will also be available by visiting the Investor Relations page of SC’s website at http://investors.santanderconsumerusa.com.

Non-GAAP Disclosure
This press release includes certain non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). SC believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and SC’s marketplace performance. This additional information is not meant to be considered in isolation or as a substitute for the amounts prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions. A reconciliation of these non-GAAP measures to the comparable GAAP measure is shown in Table 8 of this release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC. Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are: (a) we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) adverse economic conditions in the United States and worldwide may negatively impact our results; (d) our business could suffer if our access to funding is reduced; (e) we face significant risks implementing our growth strategy, some of which are outside our control; (f) we may incur unexpected costs and delays in connection with exiting our personal lending business; (g) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (h) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (i) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (j) loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; (k) we are subject to certain regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (l) future changes in our relationship with Santander could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has a managed assets portfolio of more than $53 billion (as of March 31, 2016), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
First Quarter 2016

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	6
Table 2: Condensed Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Credit Quality	10
Table 5: Originations	11
Table 6: Asset Sales	12
Table 7: Ending Portfolio	13
Table 8: Reconciliation of Non-GAAP Measures	14

Table 1: Condensed Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
Assets	(Unaudited, Dollars in thousands, except per share amounts)
Cash and cash equivalents	$42,047	$18,893
Finance receivables held for sale, net	2,324,190	2,868,603
Finance receivables held for investment, net	24,082,180	23,479,680
Restricted cash	2,636,216	2,236,329
Accrued interest receivable	369,656	405,464
Leased vehicles, net	7,298,521	6,516,030
Furniture and equipment, net	61,543	58,007
Federal, state and other income taxes receivable	260,687	267,686
Related party taxes receivable	85	—
Goodwill	74,056	74,056
Intangible assets	33,915	53,316
Due from affiliates	65,062	42,665
Other assets	656,449	549,644
Total assets	$37,904,607	$36,570,373
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$8,389,269	$6,902,779
Notes payable — secured structured financings	20,340,959	20,872,900
Notes payable — related party	2,775,000	2,600,000
Accrued interest payable	25,632	22,544
Accounts payable and accrued expenses	374,843	413,269
Federal, state and other income taxes payable	3,088	2,449
Deferred tax liabilities, net	994,024	908,252
Related party taxes payable	—	342
Due to affiliates	180,560	145,013
Other liabilities	231,685	277,862
Total liabilities	33,315,060	32,145,410

Equity:
Common stock, $0.01 par value	3,580	3,579
Additional paid-in capital	1,567,936	1,565,856
Accumulated other comprehensive income (loss), net	(36,065)	2,125
Retained earnings	3,054,096	2,853,403
Total stockholders’ equity	4,589,547	4,424,963
Total liabilities and equity	$37,904,607	$36,570,373

Table 2: Condensed Consolidated Statements of Income

	For the Three Months Ended March 31,
	2016	2015
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,341,763	$1,230,002
Leased vehicle income	329,792	231,616
Other finance and interest income	3,912	7,341
Total finance and other interest income	1,675,467	1,468,959
Interest expense	184,735	148,856
Leased vehicle expense	218,779	171,734
Net finance and other interest income	1,271,953	1,148,369
Provision for credit losses	706,574	674,687
Net finance and other interest income after provision for credit losses	565,379	473,682
Profit sharing	11,394	13,516
Net finance and other interest income after provision for credit losses and profit sharing	553,985	460,166
Investment gains (losses), net	(73,151)	21,247
Servicing fee income	44,494	24,803
Fees, commissions, and other	101,335	101,133
Total other income	72,678	147,183
Compensation expense	119,842	100,540
Repossession expense	73,545	58,826
Other operating costs	116,454	86,013
Total operating expenses	309,841	245,379
Income before income taxes	316,822	361,970
Income tax expense	116,129	115,688
Net income	$200,693	$246,282

Net income per common share (basic)	$0.56	$0.70
Net income per common share (diluted)	$0.56	$0.69
Dividends declared per common share	$—	$—
Weighted average common shares (basic)	357,974,890	349,421,960
Weighted average common shares (diluted)	360,228,272	356,654,466

Table 3: Other Financial Information

	For the Three Months Ended March 31,
	2016	2015
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	17.3%	17.2%
Yield on purchased receivables portfolios	25.3%	14.1%
Yield on receivables from dealers	5.2%	5.1%
Yield on personal loans (1)	20.4%	21.0%
Yield on earning assets (2)	15.1%	15.2%
Cost of debt (3)	2.4%	2.1%
Net interest margin (4)	13.2%	13.4%
Expense ratio (5)	2.3%	2.2%
Return on average assets (6)	2.2%	3.0%
Return on average equity (7)	17.9%	26.5%
Net charge-off ratio on individually acquired retail installment contracts (8)	8.2%	6.1%
Net charge-off ratio on purchased receivables portfolios (8)	—	(1.3)%
Net charge-off ratio on personal loans (8)	—	17.6%
Net charge-off ratio (8)	8.1%	6.7%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	3.1%	2.9%
Delinquency ratio on personal loans, end of period (9)	11.0%	6.6%
Delinquency ratio on loans held for investment, end of period (9)	3.1%	3.2%
Allowance ratio (10)	12.4%	11.5%
Common Equity Tier 1 capital ratio (11)	12.0%	10.1%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$582,295	$383,657
Charge-offs, net of recoveries, on purchased receivables portfolios	(24)	(2,550)
Charge-offs, net of recoveries, on personal loans	—	93,485
Charge-offs, net of recoveries, on capital leases	2,471	183
Total charge-offs, net of recoveries	$584,742	$474,775
End of period Delinquent principal over 60 days, individually acquired retail installment contracts held for investment	$852,863	$729,274
End of period Delinquent principal over 60 days, personal loans	$153,608	$140,636
End of period Delinquent principal over 60 days, loans held for investment	$864,433	$913,324
End of period assets covered by allowance for credit losses	$27,719,697	$27,868,510
End of period Gross finance receivables and loans held for investment	$27,981,142	$28,412,473
End of period Gross finance receivables, loans, and leases held for investment	$36,301,703	$34,251,453
Average Gross individually acquired retail installment contracts	$28,319,861	$25,355,751
Average Gross purchased receivables portfolios	337,180	765,653
Average Gross receivables from dealers	76,415	102,714
Average Gross personal loans	1,913,420	2,128,655
Average Gross capital leases	65,882	116,264
Average Gross finance receivables, loans and capital leases	$30,712,758	$28,469,037
Average Gross finance receivables, loans, and leases	$38,493,723	$34,206,058
Average Managed assets	$53,152,491	$44,782,142
Average Total assets	$37,219,252	$33,361,507
Average Debt	$30,948,314	$28,626,060
Average Total equity	$4,488,336	$3,711,318

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	"Expense ratio" is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)	“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, net of recoveries, to average balance of the respective portfolio

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio, excludes capital leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)	"Common Equity Tier 1 Capital ratio" is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets.

Table 4: Credit Quality

Amounts related to our individually acquired retail installment contracts as of and for the three months ended March 31, 2016, and 2015 are as follows:

(Unaudited, Dollars in thousands)

	Three Months Ended March 31,
	2016	2015
Credit loss allowance — beginning of period	$3,296,023	$2,669,830
Provision for credit losses	709,530	575,854
Charge-offs	(1,192,610)	(926,993)
Recoveries	610,315	543,336
Transfers to held-for-sale	—	(27,117)
Credit loss allowance — end of period	$3,423,258	$2,834,910

Net charge-offs	$582,295	$383,657
Average unpaid principal balance (UPB)	28,319,861	25,355,751
Charge-off ratio	8.2%	6.1%

	March 31, 2016[1]		December 31, 2015[1]
Principal 31-60 days past due	$1,900,922	6.9%	$2,454,986	9.1%
Delinquent principal over 60 days	852,863	3.1%	1,191,567	4.4%
Total delinquent contracts	$2,753,785	10.0%	$2,753,785	13.6%

	March 31, 2016	December 31, 2015
TDR - Unpaid principal balance	$4,713,353	$4,579,931
TDR - Impairment	1,374,510	1,356,092
TDR allowance ratio	29.2%	29.6%

Non-TDR - Unpaid principal balance	$22,875,590	$22,284,015
Non-TDR - Allowance	2,048,748	1,939,931
Non-TDR allowance ratio	9.0%	8.7%

Total - Unpaid principal balance	$27,588,943	$26,863,946
Total - Allowance	3,423,258	3,296,023
Total allowance ratio	12.4%	12.3%

1Percent of unpaid principal balance.

Table 5: Originations

	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
Retained Originations	(Dollar amounts in thousands)
Retail installment contracts	$4,418,930	$4,791,581	$3,830,337
Average APR	15.3%	16.9%	13.9%
Average FICO® (a)	601	588	608
Discount	1.5%	3.4%	1.5%

Personal loans (b)	$9	$166,492	$304,748
Average APR	24.9%	18.1%	24.4%
Discount	—	—	—

Leased vehicles	$1,617,080	$1,130,115	$1,009,526

Capital lease receivables	$1,853	$55,730	$2,338
Total originations retained	$6,037,872	$6,143,918	$5,146,949

Sold Originations (c)
Retail installment contracts	$743,873	$804,144	$1,098,674
Average APR	2.5%	4.7%	2.6%
Average FICO® (d)	761	741	758
Total originations sold	$743,873	$804,144	$1,098,674

Total SC originations	$6,781,745	$6,948,062	$6,245,623

Facilitated Originations
Leased vehicles	—	$403,899	—

Total originations	$6,781,745	$7,351,961	$6,245,623

(a)
Unpaid principal balance excluded from the weighted average FICO score is $813 million, $868 million, and $688 million for the three months ended March 31, 2016, March 31, 2015, and December 31, 2015 respectively, as the borrowers on these loans did not have FICO scores at origination.

(b)
The Company originated $9,000 of LendingClub loans prior to the expiration of the notice period in January 2016. Because volume on revolving personal loans is reported based on the net balance increase, and the net balance of revolving loans declined during the three months ended March 31, 2016, no other net originations are shown for Personal loans for this period.

(c)	Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

(d)
Unpaid principal balance excluded from the weighted average FICO score is $97 million, $76 million, and $137 million for the three months ended March 31, 2016, March 31, 2015, and December 31, 2015 respectively, as the borrowers on these loans did not have FICO scores at origination.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
	(Dollar amounts in thousands)
Retail installment contracts	$859,955	$919,078	$1,869,113
Average APR	2.4%	4.7%	4.5%

Personal loans	$869,349	$—	$—
Average APR	17.9%	—	—

Leased vehicles	$—	$561,334	$—
Total asset sales	$1,729,304	$1,480,412	$1,869,113

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted discount of our held for investment portfolio as of March 31, 2016, and December 31, 2015, are as follows:

	March 31, 2016	December 31, 2015
	(Dollar amounts in thousands)
Retail installment contracts	$27,903,790	$27,223,768
Average APR	16.7%	16.8%
Discount	1.6%	1.9%

Personal loans	$1,337	$941
Average APR	24.6%	20.9%
Discount	—	—

Receivables from dealers	$76,015	$76,941
Average APR	4.7%	4.6%
Discount	—	—

Leased vehicles	$8,267,159	$7,345,016

Capital leases	$53,402	$66,929

Table 8: Reconciliation of Non-GAAP Measures

(Dollars in thousands, except per share data)

Three Months Ended March 31, 2016
Total operating expenses	$309,841
Deduct: Impairment on intangible assets	20,300
Adjusted Total operating expenses	$289,541

Average managed assets	$53,152,491
Expense ratio	2.3%
Adjusted Expense ratio	2.2%

Net income	$200,693
Add back: Impairment on intangible assets (net of tax)	12,726
Adjusted Net income	$213,419

Weighted average common shares (diluted)	360,228,272
Net income per common share (diluted)	$0.56
Adjusted Net income per common share (diluted)	$0.59